Allg. Prot. 2004/ Nr. 79	EXHIBIT 2.1

PUBLIC DEED

Negotiated at Basel (Switzerland) on 30 June, 2004

Before me, the undersigned notary public

Dr. Patrick Wamister,

with my offices at Elisabethenstrasse 30, in Basel, Switzerland, appeared today:

1.	Mr. Rolf Christian Bronisch, born on 9 October 1943, German citizen, residing in Munich (Germany), identified by means of his valid German passport, by his own statements not acting in his own name but acting according to the attached copy of the power of the attorney dated 29 June 2004, which conformity with the original is herewith legalized, on behalf of Wacker-Chemie GmbH, with registered seat in Munich (Germany), registered with the commercial register at the lower court of Munich under HRB 3499,

- hereinafter referred to as “Seller” -

2.

Dr. Johannes Schulte, born on 12 August 1968, German citizen, residing in Berlin (Germany), identified by means of his valid German identity card, by his own statements not acting in his own name but acting, according to the attached power of attorney dated 21 May 2004, and according to the copies of the secretary’s certificates dated 18 May 2004, which conformity with the originals are herewith legalized,

a)	on behalf of Ceradyne ESK, LLC, 3169 Redhill Avenue, Costa Mesa, California 92626, (USA)

- hereinafter referred to as “Purchaser” -

and

b)	on behalf of Ceradyne, Inc., 3169 Redhill Avenue, Costa Mesa, California 92626, (USA)

- hereinafter referred to as “Guarantor” -

3.	Dr. Simon Andreas Preisenberger, born on 24 October 1968, German citizen, residing in Poing (Germany), identified by means of his valid German identity card, by his own statements not acting in his own name but acting according to the attached copy of the power of attorney dated 29 June 2004, which conformity with the original is herewith legalized, on behalf of ESK Ceramics Geschäftsführungs GmbH, with registered seat in Kempten (Allgäu) (Germany), registered with the commercial register at the lower court of Kempten (Allgäu) under HRB 8408.

The notary public furthermore informed the person appeared that he could not verify the rightfulness of the powers of attorney of Ceradyne ESK, LLC and of Ceradyne, Inc. with absolute certainty.

The Notary Public confirms that he has asked the persons appeared if there has been a prior involvement in the meaning of § 233 Section 1 Cipher 4 of the Introductory Act of

the Canton Basel-Stadt to the Swiss Civil Code and § 3 Section 1 Cipher 7 of the German Act of Notarization. This question was answered in the negative.

I, the notary public, have sufficient command of the English language, and was requested to notarize this deed in the English language. From a conversation with the persons appeared, I, the notary public, took evidence that they have sufficient command of the English language to follow and to understand the document here notarized. After having been instructed by the acting notary the persons appeared waived their right to obtain the assistance of a sworn interpreter and to obtain a certified translation hereof.

The appeared persons, acting as indicated, requested the notary public to notarize the following:

This public deed, in various places refers to exhibits which do not form part of this public deed, but which are contained in the public deed Allg. Prot. 2004 / Nr. 78 of the undersigned notary public (“The Preliminary Deed”). Reference is made to this Preliminary Deed. The declarations contained in the Preliminary Deed were made by Mrs. Jeannine Bittel, Mrs. Catherine Frei, Mr. Pierre Victor Tricoteaux and by Mr. Thomas Nagy as representatives without power of attorney. The parties declare that they are familiar with the content of the Preliminary Deed and hereby ratify this Preliminary Deed. The parties declare that they hereby waive their right to have the Preliminary Deed read aloud, an original of which was available for inspection during the notarization of this public deed; furthermore, they hereby waive their right to add the Preliminary Deed as annex to this public deed. The exhibits referred in the following public deed are contained in the Preliminary Deed and by reason of the reference declared above form part of this public deed.

Then the appeared persons request the notary public to notarize the following agreement:

Sale and Purchase Agreement

between

1.	Wacker-Chemie GmbH

Hanns-Seidel-Platz 4

D-81737 München

- hereinafter referred to as “Seller” -

2.	Ceradyne ESK, LLC

3169 Redhill Avenue

Costa Mesa, California 92626

USA

- hereinafter referred to as “Purchaser” -

3.	Ceradyne, Inc.

3169 Redhill Avenue

Costa Mesa, California 92626

USA

- hereinafter referred to as “Guarantor” -

and

4.	ESK Ceramics Geschäftsführungs GmbH

Max-Schaidhauf-Str. 25

D-87437 Kempten/Allgäu

- hereinafter referred to as “ESK GmbH” -

Table of Contents

Preamble	6
Sec. 1 Sale, Interim Statement	7
Sec. 2 Purchase Price, Environmental Remediation	10
Sec. 3 Assignment	15
Sec. 4 Warranties and Representations	15
Sec. 5 Indemnification	28
Sec. 6 Tax Indemnity	29
Sec. 6a Environmental Indemnity	31
Sec. 7 Statute of Limitations	34
Sec. 8 Contest Provisions	34
Sec. 9 Non-Compete Covenant	36
Sec. 10 Use of the Trade Mark “ESK”	36
Sec. 11 Conduct of Business after Notarization	36
Sec. 12 Power Supply, Transition of the Sales Organization, Collective Bargaining Agreements, Transfer of Domains, Insurance	37
Sec. 13 Collateral Promise	42
Sec. 14 Assignment, Set-off	42
Sec. 15 Rescission	42
Sec. 16 Notices	43
Sec. 17 Communication	44
Sec. 18 Entire Agreement, Section Titles, Written Form	45
Sec. 19 Severability	45
Sec. 20 Governing Law, Jurisdiction	45
Sec. 21 Expenses	46

Preamble

1.	The Seller is the sole limited partner (Kommanditist) of

ESK Ceramics GmbH & Co. KG

with its seat in Kempten/Allgäu

(hereinafter referred to as “ESK”)

registered with the commercial register

of the local court of Kempten/Allgäu under HRA 8154

with a fixed capital contribution (Kapitalanteil) of EUR 1,000,000 (hereinafter referred to as “Sale Interest”) which amount is registered with the commercial register as the Seller’s maximum liability (Hafteinlage). The Sale Interest is fully paid in and not repaid.

2.	Sole general partner of ESK without capital contribution is

ESK Ceramics Geschäftsführungs GmbH

with its seat in Kempten/Allgäu

registered with the commercial register

of the local court of Kempten/Allgäu under HRB 8408.

The Seller holds the sole share in ESK GmbH in the nominal value of EUR 25,000 (hereinafter referred to as “Sale Share”) representing the entire registered share capital of ESK GmbH.

The Sale Share is fully paid in and not repaid.

3.	ESK holds all shares in

ESK Ceramics France S.A.S.U.

with its seat in Bazet/France

(hereinafter referred to as “ESK France”)

registered with the commercial register

of the commercial court of Tarbes under B 391 053 204

the registered share capital of which amounts to EUR 475,000. (Such shares in ESK France are hereinafter referred to as the “ESK France Shares”.)

ESK, ESK GmbH and ESK France shall hereinafter collectively be referred to as “Companies”.

4.	By Carve-Out and Transfer Agreement dated December 15, 2003 the Seller transferred its business unit “Ceramics” including all of the assets, employees, agreements and rights relating to such business unit (hereinafter referred to as “Ceramics Business”) to ESK according to Secs. 123 para. 3, 131 of the German Law of Transformation (Umwandlungsgesetz, UmwG) (hereinafter referred to as “Carve-Out”). The Carve- Out was registered with the commercial register of the Seller on May 28, 2004.

5.	The Purchaser has indicated its intention to purchase the Sale Interest and the Sale Share and, indirectly, ESK France.

Therefore, the parties hereto agree as follows:

Sec. 1

Sale, Interim Statement

1.	The Seller hereby sells the Sale Share to the Purchaser. The sale of the Sale Share extends to any and all profits of ESK GmbH not yet distributed. Since its establishment, the Seller has not resolved on any distribution of profits nor will the Seller pass such resolutions until the assignment of the Sale Share to the Purchaser shall have become effective.

2.	The Seller hereby sells the Sale Interest including all balances in the deposit- and reserve-, as well as in all other capital accounts to the Purchaser with economic effect among the parties as of June 30, 2004, 24:00h CET (hereinafter referred to as “Effective Date”).

The Seller and the Companies are parties to a cash pooling agreement, according to which any positive cash balances on the Companies’ bank accounts are transferred to the Seller, and any negative balances in the Companies’ bank accounts are restored to zero by the Seller on a daily basis, whereby the respective amounts either reduce or increase, as the case may be, the loan liabilities of the Companies towards the Seller. The Seller hereby also sells such loan liabilities as existing on the Effective Date (hereinafter referred to as the “Inter-Company Loans”) to the Purchaser. For the avoidance of doubt, the

Inter-Company Loans shall not include trade receivables of the Seller or its affiliated companies vis-à-vis the Companies.

The parties agree that the cash pooling agreement shall remain in place until the Date of Registration as defined in Sec. 3 para. 1 below. Within five banking days (Munich) following the Date of Registration

•	the Purchaser shall ensure that the Companies pay to the Seller any loan liabilities of the Companies towards the Seller existing at the Date of Registration to the extent that they exceed the amount of the Inter-Company Loans, or

•	the Seller shall pay to the Companies the amounts by which the loan liabilities of the Companies towards the Seller existing at the Date of Registration fall short of the amount of the Inter-Company Loans, as the case may be.

Beginning on the Effective Date, the amounts by which the loan liabilities of the Companies towards the Seller exceed or fall short of the amount of the Inter-Company Loans shall bear interest at the rate as presently charged or credited by the Seller to its affiliated companies, i.e.

•	EONIA (Euro Overnight Index Average) plus 50 base points for exceeding amounts, or

•	EONIA plus 40 base points for amounts of a shortfall, as the case may be.

The Purchaser shall be entitled to the profits of ESK as from the Effective Date. For the avoidance of doubt, the profits of ESK for the period until the Effective Date shall not be disbursed, but shall be allocated to the Seller by means of a purchase price adjustment in accordance with Sec. 2 para. 2 below.

3.

The Seller shall take care that ESK prepares combined interim financial statements (combination to include ESK, ESK France, and ESK GmbH) as per the Effective Date in accordance with the provisions of the German Commercial Code and applying the same accounting and valuation principles as in the financial statements as per December 31, 2003, including a physical inventory that is observed by KPMG Deutsche Treuhand-Gesellschaft AG Wirtschaftsprüfungsgesellschaft, München (hereinafter referred to as “Seller’s

Auditor”) and by an auditor to be designated by the Purchaser (hereinafter referred to as “Purchaser’s Auditor”).

The combined interim financial statements are to be reviewed in accordance with SAS 100 (Statement on Auditing Standard No. 100 Interim Financial Information) and the unqualified review opinion to be signed by the Seller’s Auditor (the reviewed interim statements hereinafter referred to as “Interim Statements”). The Interim Statements shall explicitly show the combined equity capital, calculated in the same manner as the audited, combined financial statements for ESK (including ESK GmbH) as of December 31, 2003, in the form set-forth in Exhibit 1.3 (hereinafter referred to as the “Combined Equity Capital”). The costs in connection with the preparation of the Interim Statements (for the avoidance of doubt, excluding any fees payable to the Purchaser’s Auditor) shall be entirely set aside as a reserved expense in the Interim Statement. For the avoidance of doubt, the Interim Statements shall also include an accrual for trade tax (Gewerbesteuer) being imposed on the capital gain of ESK from the sale of the Sale Interest.

The Interim Statements are to be submitted to the Purchaser within four weeks following the Effective Date. The Purchaser’s Auditor shall be granted full access to the books and records of the Companies in order to verify the Interim Statements. If the Purchaser objects to the Interim Statements and in particular to the determination of the Combined Equity Capital within two weeks following submission of the Interim Statements to the Purchaser, and if the parties can not reach agreement in this respect within a period of further two weeks, an internationally reputed accounting firm (hereinafter referred to as “Arbitrator”) shall be appointed jointly by the parties or, upon request of any of the parties, by the President of the Industrie- und Handelskammer für München und Oberbayern (Munich Chamber of Commerce) who shall determine the Interim Statement with binding effect amongst the parties. The Arbitrator shall also decide upon the costs of his assignment according to Secs. 91 et seq. ZPO (German Code of Civil Procedure).

The Interim Statements determined in the afore-mentioned manner, agreed upon between the Seller and the Purchaser or not objected by the Purchaser shall hereinafter be referred to as “Final Interim Statements”.

Sec. 2

Purchase Price, Environmental Remediation

1.	Purchase Price

In return for the sale of the Sale Interest (including in particular the Inter-Company Loans) and the Sale Share, the Purchaser shall be obliged to pay a purchase price in the amount of EUR 111,350,000 (in words: one hundred eleven million three hundred fifty thousand Euros, hereinafter referred to as “Purchase Price”) to the Seller.

2.	Adjustment of the Purchase Price

The Purchase Price shall be adjusted as follows:

2.1	To the extent that the combined equity capital shown in the audited, combined financial statements for ESK (including ESK GmbH) as of December 31, 2003 falls short of an amount of EUR 5,200,000 (in words: five million two hundred thousand Euros) the Purchase Price shall be decreased by the amount of the shortfall (such amount hereinafter referred to as the “Preliminary Price Adjustment”).

2.2	To the extent that the Combined Equity Capital as shown in the Interim Statements exceeds or falls short of the amount of the combined equity capital shown in the audited, combined financial statements for ESK (including ESK GmbH) as of December 31, 2003, the Purchase Price shall be increased by the amount of the excess or decreased by the amount of the shortfall (such amount hereinafter referred to as the “Interim Date Price Adjustment”).

2.3	The Purchase Price less the Preliminary Price Adjustment (if any) plus or minus the Interim Date Price Adjustment, as applicable, is hereinafter referred to as the “Adjusted Purchase Price”; the Preliminary Price Adjustment plus or less the Interim Date Price Adjustment, as the case may be, is hereinafter referred to as the “Purchase Price Adjustment”.

2.4

Beginning on the Effective Date and except as provided otherwise in this Agreement, interest at a rate of 2 percentage points above the basic interest rate pursuant to Sec. 247 BGB (German Civil Code) applicable at that time must be paid on the Adjusted Purchase Price (hereinafter referred to as the “Interest”), deducted by the interest accrued on the Escrow Account according to Sec. 2 para. 3.

2.5	If it is determined for tax purposes, especially as a result of a tax audit, that the amount of the equity capital and/or the profits to be applied for tax purposes for any period up to and including the Effective Date exceeds the sum shown in the Final Interim Statements, this shall not lead to any increase in the Purchase Price.

3.	Payment of the Adjusted Purchase Price less retention for environmental remediation to an Escrow Account

On the 5th banking day (Munich) following the date of the submission of the Interim Statements to the Purchaser, but no sooner than 35 days after the date of notarization of this Agreement and in any case no sooner than July 30, 2004, the Purchaser shall pay the Adjusted Purchase Price less a purchase price retention in the amount of EUR 1,000,000 (in words: one million Euro; hereinafter referred to as the “Environmental Retention”) by wire transfer free of charges to the joint escrow account (gemeinsames Rechtsanwaltsanderkonto als “Und-Konto”) of Dr. Heinrich Rodewig and Dr. Johannes Schulte (together hereinafter referred to as the “Escrow Agents”), account no. 659249812 (IBAN DE25 7002 0270 0659 2498 12) at Bayerische Hypo- und Vereinsbank AG, Munich (SWIFT: HYVEDEMMXXX) (hereinafter referred to as the “Escrow Account”). For the avoidance of doubt, both persons indicated above shall act as joint escrow agents for both the Seller and the Purchaser.

A condition for payment of the Adjusted Purchase Price less Environmental Retention to the Escrow Account is the submission of the financial statements as laid down in Exhibit 2.3 in unqualified reviewed or audited form (as indicated for the individual financial statements in Exhibit 2.3) to the Purchaser. The Purchaser has the option to waive the condition that these financial statements are to be delivered in an unqualified reviewed or audited form, respectively.

Notwithstanding Sec. 2 para. 2.4 (Interest), the interest for the Environmental Retention shall be calculated on the basis of the interest rate as applicable for the credit balance of the Escrow Account and shall be limited to that amount.

4.	Release of the credit balance of the Escrow Account less retention regarding the Purchase Price Adjustments

The Seller and the Purchaser hereby irrevocably instruct the Escrow Agents to disburse the credit balance of the Escrow Account less the amount of any positive Purchase Price Adjustment by wire transfer free of charges to the Seller’s account no. 222349300 (IBAN-Nr.: DE 3970 0700 1002 2234 9300) at Deutsche Bank AG, Munich, (SWIFT: DEUTDEMM) (hereinafter referred to as the “Seller’s Account”), subject only to the condition precedent of the registration of the Purchaser as singular successor (Sonderrechtsnachfolger) in the commercial register of ESK. For the avoidance of doubt, after such registration, the Escrow Agents shall hold the credit balance of the Escrow Account less the amount of the Purchase Price Adjustment exclusively in trust for the Seller.

The amount of the Purchase Price Adjustment shall be held back to secure eventual claims of the Purchaser under para. 7 below.

Further details concerning the use of the amount paid to the Escrow Account are laid down in the Escrow Agreement as attached to this agreement as Exhibit 2.4 (hereinafter referred to as “Escrow Agreement”).

5.	Execution and settlement of the environmental remediation

The Environmental Retention shall secure the payment of the expenses for remediation measures in respect of Pollution in terms of Sec. 6a para. 2 as recommended by MWH S.A., Mechelen, Belgium, (hereinafter referred to as the “Environmental Auditor”) in a discussion paper of June 25, 2004 as attached hereto as Exhibit 2.5 in respect of the following findings:

•	Contamination of the filling soils in Kempten with heavy metals, TPH, Polycyclic Aromatic Hydrocarbons (in particular benzo(a)pyreen) and Polychlorinated Biphenyl,

•	Contamination of the original soil in Bazet with mineral oil (TPH),

•	Contamination of the ground water in Kempten with Volatile Organic Compounds, unless the competent authorities confirm in writing that no remediation is required.

The Seller commits itself to the Purchaser as well as to ESK (in respect of contaminations of the Kempten site) and ESK France (in respect of contaminations of the Bazet site), insofar by way of a contract for the benefit of third parties, to ensure that these environmental pollutions will be remediated without undue delay in a manner and to the extent as required by the competent authorities, being understood that the Seller shall have the right to use contractors upon its discretion and that the expenses for remediation works already performed before the Effective Date shall be borne by ESK France or ESK, respectively.

Up to the amount of the Environmental Retention, the Purchaser shall reimburse the Seller for any expenses if and to the extent the Environmental Auditor confirms in writing that such expenses relate to remediation works in respect of the above environmental pollutions.

The Environmental Auditor shall immediately notify the parties of the proper completion of remediation and determine the total expenses for the remediation (the “Actual Remediation Expenses”). The Actual Remediation Expenses shall include the expenses for the Environmental Auditor. With regard to the question whether the remediation has been properly completed and with regard to the determination of the Actual Remediation Expenses, Sec. 1 para. 3 sentence 7 et seq. (Arbitration) shall apply mutatis mutandis.

To the extent the Actual Remediation Expenses exceed the Environmental Retention, the Seller shall be solely liable.

To the extent the amount of Actual Remediation Expenses is lower than the Environmental Retention, the Purchaser shall within five banking days (Munich) following the aforementioned notification pay the difference to the Seller by wire transfer to the Seller’s Account.

6.	Determination of the Final Purchase Price Adjustment on the basis of the Final Interim Statements

Should the combined equity capital of the Companies calculated in accordance with the formula set forth in Exhibit 1.3 on the basis of the Final Interim Statements differ from the Combined Equity Capital indicated in the Interim Statements, the Purchase Price Adjustment shall be readjusted accordingly. The so determined purchase price adjustment shall hereinafter be referred to as the “Final Purchase Price Adjustment” and the Purchase Price plus/less the Final Purchase Price Adjustment as the “Finally Adjusted Purchase Price”.

7.	Settlement of the Finally Adjusted Purchase Price

7.1	Should the Finally Adjusted Purchase Price plus the Interest accrued until the date of payment in accordance with paras. 7.1.1 and 7.1.2 below exceed the Adjusted Purchase Price, the difference shall be settled as follows:

7.1.1	In the event the determination of the Finally Adjusted Purchase Price occurs prior to the Date of Registration, the difference shall be due for payment by wire transfer free of charges to the Escrow Account within ten banking days (Munich) after the date of submission of the Final Interim Statements to the Seller and the Purchaser. Without undue delay after the Date of Registration, the Purchaser and the Seller shall instruct the Escrow Agents to disburse the credit balance of the Escrow Account to the Seller’s Account.

7.1.2	In the event the determination of the Finally Adjusted Purchase Price occurs after the Date of Registration, the difference shall be paid directly to the Seller within ten banking days (Munich) after the date of submission of the Final Interim Statements to the Seller and the Purchaser by wire transfer free of charges to the Seller’s Account. Further, the Purchaser and the Seller shall without undue delay instruct the Escrow Agents to disburse the credit balance of the Escrow Account to the Seller’s Account.

7.2	Should the Finally Adjusted Purchase Price plus Interest be equal to or lower than the Adjusted Purchase Price, the Purchaser and the Seller shall without undue delay instruct the Escrow Agents to disburse

7.2.1	the Final Purchase Price Adjustment plus the Interest to the Seller’s Account, and

7.2.2	any remaining credit balance of the Escrow Account to a bank account to be designated by the Purchaser (hereinafter referred to as the “Purchaser’s Account”).

Sec. 3

Assignment

1.	The Seller herewith assigns the Sale Interest and the Sale Share to the Purchaser who accepts such assignment. The assignment includes all ancillary rights to the Sale Interest and Sale Share including but not limited to any rights of profit distribution sold according to Sec. 1 para. 1 and 2 as well as the Inter-Company Loans.

2.	The assignments according to para. 1 are subject to the condition precedent (aufschiebende Bedingung) of the registration of the Purchaser as singular successor (Sonderrechtsnachfolger) in the commercial register of ESK (the date of which hereinafter referred to as the “Date of Registration”). At the date hereof, the parties hereto (excluding the Guarantor) shall sign a respective application for registration with the commercial register with the signatures certified by the acting notary public who shall hereby be irrevocably instructed to submit the application to the commercial register without undue delay after the Escrow Agents have notified him of the payment of the Adjusted Purchase Price less the Environmental Retention to the Escrow Account. Neither of the parties hereto shall have the right to withdraw the application.

3.	ESK GmbH herewith consents to the assignment of the Sale Interest and acknowledges the assignment of the Sale Share to the Purchaser (Sec. 16 GmbHG/German Act on Limited Liability Companies).

4.	Upon effectiveness of the assignments according to para. 1, there shall be no more claims of the Seller to the repayment of the Inter-Company Loans. For the avoidance of doubt, until the Effective Date, the Companies shall remain obliged to pay interest to the Seller.

Sec. 4

Warranties and Representations

The Seller guarantees by way of an independent guarantee promise (selbständiges Garantieversprechen) within the meaning of Sec. 311 para. 1 BGB (German Civil Code) that the following statements are true and complete as of the date of notarization of this Agreement except as expressly stated otherwise in the following. It is the understanding between the parties that the legal consequences of any inaccuracy of the following statements shall exclusively arise from Sec. 5 below whereby the Parties agree that the below statements shall not be deemed as quality guarantees (Beschaffenheitsgarantien) in terms of Sec. 444 BGB (German Civil Code).

1.	Corporate Relations

The following statements in this para. 1 (Corporate Relations) are true and complete as of the date of notarization of this Agreement and as of the Date of Registration:

1.1	The information contained in para. 1 through 4 of the Preamble to this Agreement is complete and correct.

1.2	ESK is a duly established and validly existing limited liability partnership (Kommanditgesellschaft) under German law. ESK GmbH is a duly established and validly existing limited liability company (GmbH) under German law. ESK France is a duly established and validly existing stock corporation in a simplified form (Société Anonyme Simplifiée Unipersonelle) under French law. The Companies are entitled to conduct their respective business operations in the present form. No side agreements affecting the constitution, governance or the organization of the Companies exist.

1.3	The Sale Interest and the Sale Share are held by the Seller in its own name and for its own account. ESK is the sole owner of the ESK France Shares. The Sale Interest, the Sale Share and the ESK France Shares are free from third parties’ rights of any kind. There are in particular neither liens nor rights of pre-emption, options, fiduciary relationships, any voting nor any pooling agreements with regard to the Sale Interest, the Sale Share and the ESK France Shares. The Seller may dispose of the Sale Interest and the Sale Share without restrictions. No third party holds any option, security or other right that could, in the future, confer a right to receive share capital in any of the Companies.

1.4	The extracts from the commercial register enclosed as Exhibit 4.1.4 (1) to (3) accurately and fully reflect the legal relations of the Companies.

1.5	Exhibits 4.1.5 (1) to (3) contain the articles of association of the Companies in their current version (hereinafter referred to as “Articles of Association”).

1.6	The Companies are not party to enterprise agreements in the sense of Secs. 291, 292 AktG (German Stock Corporation Act), such as profit & loss transfer agreements, or to other agreements which grant a share in the Companies’ profit to third parties, such as silent participations (stille Gesellschaften), loans with profit participation (partiarische Darlehen) or bonus provisions except as disclosed in Exhibit 4.1.6. The Companies are not, conditionally or otherwise, obliged to sell any interests and/ or shares or to acquire any further interests and/ or shares.

1.7	Exhibit 4.1.7 contains a full list of the Companies’ memberships in joint ventures (Arbeitsgemeinschaften), federations (Verbänden) and associations (Zusammenschlüssen) and other organizations.

1.8	The Companies are neither insolvent nor – except for ESK France due to the current loss situation – overindebted. There has never been filed a insolvency petition, nor has ever been passed a resolution to liquidate the Companies.

2.	Financial Circumstances

2.1	The annual financial statements for the Companies and the former Ceramics Business division of the Seller, respectively, as listed in Exhibit 4.2.1 (hereinafter collectively referred to as “Financial Statements”, to the extent relating to the business year ending December 31, 2003 hereinafter collectively referred to as “2003 Financial Statements”) have been consistently prepared with the diligence of a prudent businessman in accordance with the principles of proper accounting and the provisions of the German Commercial Code or the generally accepted accounting principles applicable in France, respectively. They present - within the limits of the applicable accounting rules - a true and fair view of the financial position, earning situation and state of affairs of ESK and ESK France. The books of the Companies (or the former Ceramics Business division of the Seller, respectively) as required under applicable commercial and tax laws have been properly maintained and are completely available to the Companies, together with the Companies’ business records, from the financial years 1994 onwards. For the avoidance of doubt, the reconciliation financial statements of the Companies to US-GAAP as referred to in Sec. 2 para. 3 in connection with Exhibit 2.3 shall not be the basis for any representation, warranty, guaranty, indemnity or other claim under this Agreement.

2.2	Unless disclosed in Exhibit 4.2.2, there are no guarantees, sureties or other securities of any kind of the Companies for the benefit of third parties including the current and former shareholders of the Companies. Any liability commitments, especially any guarantees or sureties assumed for liabilities of third parties, are either mentioned in Exhibit 4.2.2 or are recorded in the balance sheets of the 2003 Financial Statements and the Interim Statements. There is no necessity to form any accruals/ reserves or to increase any accruals/ reserves in addition to those shown in the 2003 Financial Statements and the Interim Statements.

2.3	All movable fixed assets of the Companies shown in the Final Interim Statements are fully owned by the Companies in legal and financial terms unless the Companies have disposed of such assets in the ordinary course of business. They are, except for usual commercial security rights such as retentions of title (Eigentumsvorbehalt) and except as specified otherwise in Exhibit 4.2.3, free of any encumbrances or other rights of third parties. Claims shown in the 2003 Financial Statements and in the Interim Statements are fully worth the sums.

2.4	The buildings, vehicles, machines, mechanical systems and material equipment used by the Companies for its business operations are (a) in good condition, taking into account normal wear and tear and the age of such assets, and have been maintained and repaired on a regular basis, (b) to the Seller’s and Companies’ knowledge sufficient for the conduct of the business of the Companies as currently conducted, and (c) either owned by the Companies in accordance with para. 2.3 above, or leased by the Companies under valid leases.

2.5	To Seller’s and Companies’ knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements involving the management of any of the Companies or their employees who have a significant role in the internal control over financial reporting.

3.	Industrial Property Rights

The following statements in this para. 3 (Industrial Property Rights) are true and complete as of the date of notarization of this Agreement and as of the Date of Registration except as expressly stated otherwise in the following:

3.1	The Companies are the owners of the patents, utility models, registered designs, trademarks, copyrights and other industrial property rights listed in Exhibit 4.3.1 (hereinafter collectively referred to as “Industrial Property Rights”). The Industrial Property Rights are held exclusively and without limitation by the Companies; they are free of any rights of third parties. Together with such industrial property rights of which the Companies hold valid exclusive or non-exclusive licenses, the Industrial Property Rights are to Seller’s and Companies’ knowledge sufficient for the conduct of the business of the Companies as currently conducted. As of the date of notarization of this Agreement, no third party has challenged any Industrial Property Rights vis-à-vis the Companies and there is no reason to anticipate any such challenge, nor is there to Seller’s and Companies’ knowledge the risk that any Industrial Property Right may be deregistered or declared void for other reasons. As of the date of notarization of this Agreement, no third parties have asserted an infringement and to Seller’s and Companies’ knowledge, no rights of third parties are infringed by (a) the Industrial Property Rights or their use, or (b) the manufacture and/or sale of the products currently manufactured and/or sold by the Companies. The payment of fees due, as well as all other measures necessary to maintain the Industrial Property Rights, have been undertaken completely and in good time. To the Seller’s and Companies’ knowledge, the Companies have fully complied with the provisions of the German Law relating to Inventions of Employees (Arbeitnehmererfindergesetz), in particular have validly claimed patents and paid adequate compensation.

3.2	Exhibit 4.3.2 contains a complete list of all licenses and license agreements regarding computer software used in the business operations of the Companies as per the date of notarization of this Agreement.

3.3	The Companies are respectively entitled to use their current business names after the Registration Date, and these business names do not infringe any rights of third parties. Reference is made to Sec. 10.

4.	Real Property

The following statements in this para. 4 (Real Property) are true and complete as of the date of notarization of this Agreement and as of the Date of Registration:

Exhibit 4.4.(1) to this Agreement contains a complete and correct list of all developed and undeveloped properties currently owned by the Companies or commercially used by them (in the following collectively referred to as “Company Properties”) as well as of all buildings erected on Company Properties or foreign properties currently owned by the Companies or commercially used by them (in the following collectively referred to as “Company Buildings”). As shown for each case in Exhibit 4.4 (1), the Companies fully and unrestrictedly own the Company Properties and Company Buildings, have not made any dispositions of them and have also not committed to any such dispositions. The Companies are not obliged to acquire any further real estate or rights equivalent to real estate. Exempted are the existing charges on property and encumbrances on the Company Properties as shown in Exhibit 4.4 (2). The charges on property exclusively secure liabilities of the Companies or are due to the spin-off agreement with Wacker-Chemie GmbH and are intended to secure the utilization of the part of the Kempten site remaining with the Seller.

5.	Permits and Business Operations

5.1

The Companies have all government permits and licenses required for the conduct of their current business operations (hereinafter collectively referred to as “Permits”), and the current business operations are in every material respect conducted in compliance with such Permits. In particular, the disposal of sewage, waste and emissions, and the supply of fresh water for the business operations of the Companies, is fully ensured in compliance with applicable laws. There are no indications of a withdrawal, revocation, restriction or subsequent alteration (in particular by imposition of obligations) of the Permits that would impair the business of the Companies. There are no unsettled complaints by the competent public authorities or employers’ liability insurance associations (Berufsgenossenschaften). In addition, to Seller’s and Companies’ knowledge third parties - in particular neighbours - have not lodged complaints or asserted claims in relation to the business operations or parts thereof that would substantially impair the business of the Companies. The operative facilities of the Companies have been constructed, and any subsequent alterations or extensions thereof have been carried out, in compliance with all applicable legal provisions and orders by public authorities (in particular as regards building law and trade law). To Seller’s and Companies’ knowledge, the Companies are holder of all information and know-how required to continue the existing business operations as they have been conducted up until the date hereof.

5.2	To the Seller’s and Companies’ knowledge, the products manufactured by the Companies comply with all safety requirements under applicable laws where such products are marketed, and in particular (without limitation) the German Product Safety Act (Produktsicherheitsgesetz). No claims based on personal injury or damage to property due to defective products (excluding, however, claims for the replacement of defective products or for repayment or reduction of the purchase price) have been asserted or threatened against the Companies, nor have, to the Seller’s and Companies’ knowledge, any preliminary investigations under criminal law been instituted against employees, executives and/or corporate bodies of the Companies based on personal injury or damage to property caused by defective products, and at the time of notarization of this Agreement the Seller has no indications that such claims will be asserted, or investigations instituted. There shall be no claims in connection with the delivery of defective products other than those pursuant to Sec. 5 below in connection with this para. 5.2.

5.3	The Companies have applied for, received and used public subsidies only in accordance with the applicable legal provisions and in compliance with any public authority orders, conditions and obligations. No repayment of such subsidies will become necessary as a consequence of the implementation of this Agreement or by reason of other circumstances already existing today.

5.4	There is no judgment, injunction, order or decree of a governmental entity binding upon the Companies which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Companies, any acquisition of property by the Companies or the business as currently conducted by the Companies.

5.5

None of the Companies or, to Seller’s and Companies’ knowledge, any directors or officers, agents or employees of the Companies, has for the benefit of or in relation to the Companies (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (iii) made any payment in the nature of criminal bribery.

6.	Insurance

6.1	The Companies are adequately insured against all risks for which a prudent businessman usually takes out insurance cover. A list of all insurance contracts of the Companies and by the Seller for the benefit of the Companies, except for motor vehicles, is attached as Exhibit 4.6.1.

6.2	All respective insurance contracts exist, have not been terminated and all premiums due up until the Effective Date have been paid or will be paid until the Effective Date, respectively. The Seller shall ensure that the insurance cover under the contracts listed in Exhibit 4.6.1 except for insurance regarding property including fire and business interruption and except for the D&O insurance, will remain in place for a period of two months following the Date of Registration, however, being understood that in respect of the insurance regarding general liability and product liability, the sum insured shall be limited to EUR 25,000,000 and that such obligation shall terminate if and to the extent that respective insurance cover has been obtained for the Companies in accordance with Sec. 12 para. 5. Should an accident or any other event insured and related to the business of the Companies occur after the Date of Registration, the Purchaser shall be obliged to indemnify the Seller for any costs incurred in connection with the reinstatement of the sums insured (Wiederauffüllung der Deckungsstrecke).

6.3	No material cases of damage or damages occurred at the Companies which could have been insured but were not covered by one of the existing insurance policies. Other substantial cases of damage or damages have not occurred.

7.	Loan Agreements

Apart from those shown in the Financial Statements and in Exhibit 4.7 and apart from the Inter-Company Loans, there are no other loan agreements of the Companies with third parties or affiliated companies of the Companies within the meaning of Sec. 15 German Stock Corporation Act (AktG) in which the Companies act as lender and/or borrower.

8.	Employment

8.1	Exhibit 4.8.1 to this Agreement contains a complete and correct list at notarization of this Agreement of all employees (except for senior managers as listed in Sec. 5 para. 4) and free-lance members of staff of the Companies, for each employee stating the compensation rendered or promised, the seniority, the respective term and/ or termination period agreed (if diverging from the applicable law or collective bargaining agreements) and the entitlement to special protection against dismissal pursuant to the German Disabled Persons Act if applicable. Exhibit 4.8.1 furthermore lists the names of the employees which have the option to stay with the Seller or an affiliated companies of the Seller.

With regard to ESK France, Exhibit 4.8.1 additionally indicates (a) whether the employee is engaged under an indefinite term contract (contrat à durée indéterminée) or a definite term contract (contrat à durée determinée), and (b) whether the employee is a “protected employee” under French law, or benefits from any special notice periods or termination benefits.

8.2	Exhibit 4.8.2 lists all employment relationships regarding which notices of termination have been given by the Companies or by the employee at notarization of this Agreement. A notice of termination in the aforementioned sense includes termination agreements as well as negotiations aiming at the conclusion of a cancellation agreement on the part of the Companies.

8.3	Except as disclosed in Exhibit 4.8.3, to Seller’s and Companies’ knowledge, the Seller and ESK have complied and are in compliance with all laws relating to employment or the workplace, including but not limited to provisions relating to wages, hours, collective bargaining, safety and health, toxic substances and asbestos, work authorization, equal employment opportunity, immigration, withholding and worker’s compensation, in all material respects. All Social Insurance Contributions which ESK is required to withhold or to collect for payment have been duly withheld and collected and timely paid over together with the Employer’s portion (Gesamtsozialversicherungsbeitrag) to the appropriate Social Insurance authorities.

8.4	There are no pension- or related agreements on other social security benefits or agreements on compensation payments, bonus, profit sharing, insurance coverage, medical or disability benefits, severance or post-employment benefits as well as similar agreements with employees or other third parties, with the exception of the agreements listed in Exhibit 4.8.4. All contributions required to be made to an employee benefit plan (including all kinds of pension plans) and all premiums due or payable with respect to any insurance policy funding any such plan, have been made timely or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been reflected on the Final Interim Statements. Insofar, as any pension claims of employees require that Seller and ESK have accumulated the necessary book reserves (e.g. pension accruals), and with respect to any such plans, such reserves have been fully accumulated in accordance with Sec. 6a of the German Income Tax Act on the basis of the Heubeck mortality index for 1998 and are shown in the 2003 Financial Statements and the Interim Statements. Further, all pension payments of the Seller and ESK have been adjusted regularly according to Sec. 16 of the German Company Pension Act (Betriebsrentengesetz, BetrAvG) to the extent applicable. ESK France has made adequate reserves for retirement and other employment related liabilities on its balance sheets, in accordance with French GAAP. For the avoidance of doubt, the reconciliation financial statements of the Companies to US-GAAP as referred to in Sec. 2 para. 3 in connection with Exhibit 2.3 shall not be the basis for any claims under this para. 8.4.

8.5	Seller and the Companies have fully complied with their legal obligations to provide information to and consult with employees with respect to this transaction.

8.6	ESK France employees are subject to the collective bargaining agreement as listed in Exhibit 4.8.6.

8.7

Exhibit 4.8.7 contains a true and complete copy of the social plan implemented by ESK France in 2003 in connection with the collective dismissal of ESK France employees. The social plan and the collective dismissals were implemented in material compliance with French law and are legally valid and binding. The reserves solely consist of costs for implementing the social plan and the collective dismissals, as appearing in the 2003 Financial Statements and in the Interim Statements, and are sufficient. Except as expressly disclosed in the social plan attached as Exhibit 4.8.7, there are no commitments or restrictions with regard to

ESK France’s future employment practices, except routine requirements that arise under French law and the collective bargaining agreement.

9.	Litigation

With the exception of the cases listed in Exhibit 4.9, upon notarization of this Agreement, the Companies are not part of pending or imminent legal disputes, arbitration proceedings, tax proceedings, administrative proceedings, criminal or investigative proceedings or investigations, nor are there, to Seller’s and Companies’ knowledge, upon notarization of this Agreement any circumstances which rationally lead to the expectation of the arising of such proceedings and investigations.

10.	Essential Contractual Relations

10.1	With the exception of those contracts expressly listed in Exhibit 4.10.1 a or elsewhere in this Agreement, including its other Exhibits, the Companies are not party to any material contracts of the following kinds with any others than the Companies which establish obligations or claims of the Companies of more than EUR 50,000 and which have not yet been completely fulfilled (in the following collectively referred to as “Essential Contracts”):

•	contracts with traders, commercial agents and distribution agreements as well as essential supply- and delivery contracts, service contracts, consulting contracts,

•	rental, lease and leasing agreements, with the exception of the usual contracts for motor vehicles and office equipment,

•	loan agreements,

•	agreements concerning the purchase or sale of fixed assets or construction contracts,

•	agreements under public law,

•	joint venture agreements, cooperation and similar contracts with third parties,

•	any agreement that would limit the commercial freedom or ability of any of the Companies to compete in any line of business unless such limitation has been agreed upon within the ordinary course of business (e.g. normal exclusivity provisions regarding certain territories as part of distribution agreements or regarding a certain period of time as part of R&D agreements);

•	R&D agreements, confidentiality agreements and

•	other contracts which establish an obligation of more than EUR 50,000 in the individual case or in total and which have not yet been completely fulfilled.

Exhibit 4.10.1 b lists the twenty largest suppliers of the Companies (measured in terms of Euros expended) and the twenty largest customers of the Companies (measured in terms of revenues received) (hereinafter referred to as the “Essential Supplier and Customer Contracts”).

10.2	The Essential Contracts including the Essential Supplier and Customer Contracts are effective and are neither violated in any substantial manner by the Companies nor - according to Seller’s actual knowledge - by the respective other contractual party. They have not been terminated and the Companies did not receive any notices of termination or threats of termination from any of the contractual parties, unless expressly stated otherwise in Exhibit 4.10.2. No loan becomes repayable prematurely upon the notarization or the implementation of this Agreement. To the Seller’s and the Companies’ knowledge, there is no reason to assume that any of the contracting parties of the Essential Supplier and Customer Contracts will substantially reduce the extent of their business with the Companies for other than general economic or market-induced reasons.

10.3	Unless disclosed in Exhibit 4.10.3 or elsewhere in this Agreement and the Exhibits thereto, there are neither agreements between the Companies on the one hand and the Seller or its affiliated companies within the meaning of Sec. 15 German Stock Corporation Act (AktG) on the other hand, nor other commitments of the Companies vis-à-vis the Seller or its affiliated companies, which have not yet been completely fulfilled.

10.4	To Seller’s knowledge none of the following persons has the intention to leave or has any reason to leave the Companies: (1) Dr. Peter Hartl, (2) Barbara Schaaf-Lukasser, (3) Thomas Walz, (4) Clemens Kippes, (5) Ulrich Bencker, (6) Dr. Christoph Lesniak and (7) Jeff Janssen.

11.	Carve-Out

The Carve-Out is legally effective. Neither the Seller nor any of its affiliate retain any assets of any kind or any know-how which is to be attributed to the Ceramics Business or which is necessary to operate the Ceramics Business of the Companies in a proper manner.

12.	Miscellaneous

12.1	Exhibit 4.12.1 contains a list of all the Companies’ bank accounts and of the powers to draw on the respective accounts.

12.2	Exhibit 4.12.2 contains a list of all powers of attorney granted by the Companies or its managing directors in their function as legal representatives of the Companies, that are not entered in the commercial register for the Companies.

13.	Period of Time since December 31, 2003 until notarization of this Agreement

13.1	Since December 31, 2003, the Companies have been and/or are continued to be conducted within the framework of the usual and proper business operations.

13.2

Since December 31, 2003, no damages or losses have occurred which could have - individually or cumulatively – material adverse effect on the Companies or their financial position, earning situation, properties, assets, liabilities or state of affairs and would have to be reported in the management report (Lagebericht) of a large corporation (große Kapitalgesellschaft) (“Material Adverse Effect”). For the avoidance of doubt, the following shall not be taken into account in determining whether there has been or could be a Material Adverse Effect on the Companies: any occurrences relating to the economies of Germany, France or the United States in general or the industries in which the Companies operate in general, and not specifically relating to any of the

Companies. The current loss situation of ESK France shall not be regarded as Material Adverse Effect.

Sec. 5

Indemnification

1.	If any of the statements made in Sec. 4 above turns out to be inaccurate, the Seller shall by way of specific performance (Erfüllung) put the Purchaser or the Companies, as requested by the Purchaser, in the position the Purchaser or the Companies would have been in had the statement been accurate. If the Purchaser’s demand for specific performance is not fully met within a reasonable period but in any case within one month upon receipt of the demand, or, as the case may be, if the Seller refuses specific performance, the Purchaser, at its discretion, is entitled to demand damages instead of specific performance to be paid. Secs. 439 para. 3, 275 paras. 2 and 3 BGB (German Civil Code) apply with the proviso, that the Seller shall only be obliged to specific performance if this would not lead to costs, expenses or any other financial exposure for the Seller in an aggregate amount exceeding the amount of damages otherwise payable. For the avoidance of doubt, the obligations of the Seller under this para. 1 shall not apply if and to the extent to which an inaccurate statement has been considered or will be considered by providing appropriate reserves or otherwise in connection with the determination of the Final Interim Statements.

2.	Any claim made by Purchaser under para. 1 of this Sec. 5 shall be subject to the limitation that the Purchaser shall only be entitled to assert a claim and receive indemnification if and to the extent the damage or loss exceeds EUR 25,000 for each individual claim and EUR 350,000 in the aggregate, but then to the full extent.

3.	Notwithstanding any other provision of this Agreement, the maximum aggregate amount of indemnification payable by the Seller under this Agreement including any costs, expenses or any other financial exposure for the Seller in connection with specific performance and any indemnification payable under Secs. 6 (Tax Indemnity) and 6a (Environmental Indemnity) below shall not exceed an amount of 25 % of the Finally Adjusted Purchase Price, except for indemnification claims due to incorrect statements made under Sec. 4.1 (Corporate Relations) and Sec. 4.11 (Carve-Out).

4.	To the extent statements made in Sec. 4 are made “to Sellers’ and Companies’ knowledge”, the Seller is not liable if neither the Seller nor any of the following persons have knowledge to the contrary: (1) Dr. Peter Hartl, (2) Barbara Schaaf-Lukasser, (3) Thomas Walz, (4) Clemens Kippes, (5) Ulrich Bencker, (6) Dr. Christoph Lesniak, (7) Rainer Rompeltien and (8) Jeff Janssen; however, the Seller is liable if any lack of knowledge is due to gross negligence by the Seller or any of the persons indicated above.

The right of the Purchaser to claim for losses or damages is excluded if and to the extent the information about the event, that causes the loss or the damage, has been fully disclosed to Purchaser in the respective Exhibits hereto. For the avoidance of doubt, to the extent that statements made under Sec. 4 are limited by the disclosure of facts in the relevant statement or in an Exhibit to which it expressly refers, unless expressly stated otherwise in the respective provision, the respective limitation applies only to the specific statement or Exhibit to which it relates. For the avoidance of doubt, knowledge gained by the Purchaser, the Guarantor or his advisors outside this Agreement cannot be held against the Purchaser and/ or the Guarantor; Sec. 442 German Civil Code does not apply.

5.	The Seller shall indemnify ESK for any third-party claim according to Secs. 133, 135 of the German Law of Transformation (Umwandlungsgesetz, UmwG) which was not attributed (zugewiesen) to ESK according to the Carve-Out.

6.	Except as provided for in this Agreement, the Purchaser shall not be entitled to any claims in connection with the legal or economic circumstances of the Companies other than (i) claims for indemnification pursuant to this Sec. 5 and (ii) claims under the tax and environmental indemnity in Secs. 6 and 6a below. In particular, the Purchaser shall not have claims for reduction of the purchase price, rescission, damages or any other legal remedies regardless of its legal basis including breach of duty prior to contract (culpa in contrahendo). Claims based on fraud or intentional acts of the Seller shall not be excluded. 377 HGB (German Commercial Code) does not apply.

Sec. 6

Tax Indemnity

1.	As of at the date of notarization of this Agreement, none of the Companies has received any written tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreements with any tax authority which would affect the tax situation of any of the Companies in any time period ending after the date of notarization of this Agreement.

The Companies have loss carry forwards (Verlustvorträge) for German and French corporate income tax purposes as well as for German trade tax purposes as shown in the relevant tax returns.

Only the real estate shown in Exhibit 4.4. (1) will trigger real estate transfer tax upon the sale of the Sale Interest and the Sale Share.

None of the Companies qualifies as an intermediary company (Zwischengesellschaft) according to the German Foreign Tax Act (Außensteuergesetz) or as a foreign base company (Basisgesellschaft) according to the German tax court decisions regarding Section 42 German Tax Code (Abgabenordnung) or maintain a foreign permanent establishment which meets the requirements of Section 20 para. 2 German Foreign Tax Act (Außensteuergesetz).

If statements in this Sec. 6 para. 1 prove to be incorrect, the Seller must indemnify the Purchaser against all disadvantages arising as a result of such incorrectness.

2.	The Seller shall indemnify Purchaser against any taxes relating to the Companies for any taxable event in any period or portion thereof ending on or before the Effective Date, if and to the extent such liability exceeds the liabilities shown in the Final Interim Statements for taxes relating to said period. Taxes include all kinds of (i) taxes or similar assessments or charges within the meaning of Section 3 para. 1 of the German General Tax Code (Abgabenordnung) or the relevant provisions under applicable foreign law or tax equivalents including without limitation, federal, statutory, and governmental duties, corporate income tax, solidarity surcharge, trade tax, state tax, stamp duty, custom duty, registration tax, wealth tax, wage tax, value added tax, and any other form of taxation, levy, duty, charge, contribution, withholding or impose of whatever nature and (ii) all social security contributions, including with respect to (i) and (ii), any related fine, penalty, surcharge, or interest. To the extent that Taxes for periods until the Effective Date are not yet due by this date, the Companies will show the relevant outstanding liabilities or will form sufficient accruals/ reserves in the Final Interim Statements. The Final Interim Statements will also show an adequate accrual for trade tax (Gewerbesteuer) to be imposed on the capital gain for the sale of the Sale Interest. The indemnification obligation also applies to any secondary liability of ESK in accordance with Sec. 75 Fiscal Code (Abgabenordnung). The foregoing obligation shall not apply if and to the extent to which any such liability has been included in the determination of the Finally Adjusted Purchase Price.

3.	The Purchaser shall pay to the Seller any tax refund or credit received by the Purchaser or the Companies which relates to the Companies and is attributable to any taxable event in any period or portion thereof ending on or before the Effective Date, provided that such refund or credit is not reflected as an asset in the Final Interim Statements. The same shall apply in the event that accruals and liabilities relating to Taxes to be imposed for periods ending on or before the Effective Date prove to exceed the actual tax burden as determined by the competent tax authorities in a non-appealable manner.

4.	Given the fact that until the Carve-Out having become effective, the Ceramics Business was conducted as a division of the Seller, ESK is in possession of the books and records of the Seller to the extent they relate to the Ceramics Business. The Purchaser commits itself to ensure that ESK shall store these books and records until the expiry of any retention periods as provided for by tax and other applicable laws, applying the diligence that it applies in respect of its own books and records, and to grant full access to the books and records to Seller, its advisors and the competent tax, social security or other authorities to the extent reasonably required in connection with tax or social security audits or administrative or other proceedings and relating to any periods ending on or before the date of effectiveness of the Carve-Out. The Purchaser shall ensure that ESK, at the Seller’s expense, cooperates with the Seller in providing such information and in defending the Seller against claims asserted against the Seller relating to such periods.

Sec. 6a

Environmental Indemnity

1.	Should there be a Pollution on or emanating from real estate or other assets currently or formerly owned or used by the Companies past or present activities that existed prior to and/ or at the Date of Registration and leads to any claims under civil or public law (e. g. in the form of a containment order, an investigation order, a monitoring order or a decontamination order, a fine or claim for civil or criminal liability) or that impairs building work, requires capital expenditures, remedial work or improvements by the Companies, the Seller shall indemnify the Purchaser from any such claim and shall compensate the Purchaser for any costs and expenses resulting from or relating to Pollution to the extent that such costs and expenses have not been taken into account in the Final Interim Statements. The liability shall be prorated between the Seller and the Purchaser as follows:

Year	Seller	Purchaser
2004	100%	0%
2005	100%	0%
2006	95%	5%
2007	75%	25%
2008	55%	45%
2009	35%	65%
2010	20%	80%
2011	10%	90%
2012 et seq.	0%	100%

Should, on or before December 31, 2007, the Purchaser decide (i) to use the property in Bazet in whole or in part for purposes other than industrial production or (ii) to sell the property in Bazet in whole or in part to one or several purchasers other than industrial enterprises, the prorated liability of the Seller shall not exceed 55%. However, such limitation shall not apply to the extent that claims, costs or expenses would also have been asserted or triggered, had such change of use or sale not occurred.

For determining the prorated liability of the Purchaser and Seller, the time when the Purchaser first notifies the Seller of the occurrence of Pollution or the allegation of a claim in accordance with Sec. 8 para. 1 shall be relevant.

2.	“Pollution” comprises:

2.1	for the operations of ESK (i) any harmful changes to the soil as defined in Sec. 2 para. 3 of the German Federal Act for the Protection from Harmful Soil Changes and the Clean-Up of Residual Pollution (Bundes-Bodenschutzgesetz, hereinafter referred to as “BBodSchG”); (ii) residual pollution as defined in Sec. 2 para. 5 BBodSchG; (iii) buildings, the remains of buildings, technical facilities and warfare substances in the soil; (iv) harmful effects on the environment as defined in Sec. 3 para. 1 of the German Federal Act for the Protection against Harmful Effects on the Environment through Air Pollution, Noise, Vibrations and Similar Factors (Bundesimmissionsschutzgesetz) to the extent a respective permit under the Bundesimmissionsschutzgesetz can not be obtained by the Purchaser or the Companies, and (v) any substances that are hazardous to water in the sense of Sections 19 a para. 2 and 19 g para. 5 German Federal Water Act (Wasserhaushaltsgesetz), and

2.2	for the operations of ESK France any (i) asbestos-containing materials, PCBs, Volatile Organic Compounds, hydrocarbons, heavy metals, mineral oils, dust or other substances, whether released in the ground, air or water, that may present dangers for health, security or the environment, and (ii) underground storage tanks, holding tanks, ovens, wastewater disposal systems, or other technical installations used or held by ESK France, except (in the case of both (i) and (ii)) to the extent such substances or installations are held and operated and disposed of in compliance with applicable environmental, health and safety legislation.

3.	After the notification by the Environmental Auditor in accordance with Sec. 2 para. 5, the Purchaser shall only be entitled to indemnification in respect of Pollutions the remediation of which (i) has been ordered by a court or an administrative authority or (ii) is required by applicable law (regardless of whether such law has been implemented by court/administrative order or not). However, with respect to Sec. 6a para. 2.1 (iv) and (v) should it be possible to avoid the remediation on the basis of a respective permit, the Purchaser will use its best efforts to obtain such permit. For the avoidance of doubt, in the event of the close of facilities in Kempten or Bazet, the Seller shall not be obliged to indemnify the Purchaser for the costs of the removal of buildings or technical facilities which are in full compliance with the applicable law at the time of the close of the facilities.

4.	In respect of ground water contaminations with Volatile Organic Compounds in Bazet, the Environmental Auditor has confirmed that no remediation actions need to be undertaken. It has, however, recommended future monitoring. For the avoidance of doubt, the Seller shall not be liable for the costs of such monitoring. This shall not affect the rights of the Purchaser under para. 1 to 3 above in the event that Pollution is discovered at a later stage.

Furthermore, the Parties are in agreement that the Seller shall not be subject to any remediation or indemnification obligation in respect of contaminations of the filling soils in Bazet and Kempten with heavy metals, TPH, Polycyclic Aromatic Hydrocarbons (in particular benzo(a)pyreen) and Polychlorinated Biphenyl, for Kempten to the extent that the competent authorities do not require an immediate remediation.

Sec. 7

Statute of Limitations

1.	Any claims of Purchaser pursuant to Sec. 5 above shall become time-barred

a)	on the tenth anniversary of the Effective Date if such claim is based on a breach of a statement made in Sec. 4.1 (Corporate Relations) and Sec. 4.11 (Carve-Out);

b)	on the third anniversary of the Effective Date if such claim is based on a breach of a statement made in Sec. 4.3 (Intellectual Property Rights), Sec. 4.4 (Real Property), Sec. 8 (Employment) and Sec. 9 (Litigation).

c)	on December 31, 2005 in all other cases of a breach of a statement made in Sec. 4;

d)	on the fifth anniversary after the registration of the Carve-Out with the commercial register of the Seller for any indemnification claim according to Sec. 5 para. 5.

2.	Any claims of Purchaser pursuant to Sec. 6 above shall become time-barred after six months from the date on which the respective tax assessment has become final (formell bestandskräftig).

Sec. 8

Contest Provisions

1.

After acquiring knowledge of any claim of a third party which may trigger a claim by the Purchaser against the Seller for indemnification pursuant to Sec. 5 above, or of any claim for taxes relating to or affecting any of the Companies and relating to a time period ending on or before the Effective Date or of any claim pursuant to Sec. 2 para. 5 or Sec. 6a which may trigger a claim for indemnification of the Purchaser against the Seller pursuant to Sec. 2 para. 5, Secs. 6 or 6a above (claims and other events that would trigger the Seller’s liability under Secs. 2 para. 5, Secs. 6 or 6a hereinafter collectively referred to as “Indemnified Claim”), the Purchaser shall without undue delay give written notice thereof to the Seller. Such notice shall specify in reasonable detail the basis for such Indemnified Claim and shall include a copy of any relevant correspondence so far exchanged in this matter. If the Seller so elects by a written notice to the Purchaser without undue delay after having received the aforesaid notice from the Purchaser, the Seller shall be entitled to assume control of the defense of such Indemnified Claim employing its own counsel at its sole costs, expense and risk. In respect of claims for indemnification of the Purchaser pursuant to Sec. 6a (Environmental Indemnity), sentence 3 of this para. 1 shall apply with the proviso that the Seller may only request to assume control if the Purchaser has notified the Seller of the occurrence of a Pollution or the allegation of a claim on or before December 31, 2006. As long as the Seller is defending a Indemnified Claim, the Purchaser shall provide or cause to be provided to the Seller any information reasonably requested by the Seller relating to such Indemnified Claim, and the Purchaser shall otherwise cooperate with the Seller and their representatives in good faith in order to contest effectively such Indemnified Claim. The Seller shall inform the Purchaser of all developments and events relating to such Indemnified Claim and the Purchaser shall be entitled, at its expense, to employ own counsel to attend, but not to control, all conferences, meetings and proceedings relating to such Indemnified Claim. After having given written notice to the Purchaser of its election to assume control of defense of any such Indemnified Claim, the Seller shall, however, not be liable to the Purchaser for any legal expenses subsequently incurred by the Purchaser in connection with the defense as long as the Seller assumes and conducts such defense in a timely and diligent matter.

2.	If the Seller does not assume control of a defense of a specific Indemnified Claim, the Purchaser shall have full control of such defense and such proceedings. If requested by Purchaser, the Seller shall cooperate in good faith with the Purchaser in order to contest effectively such claim. The Seller shall be entitled, at its expense, to employ own counsel and to attend but not to participate in or to control, all conferences, meetings and proceedings relating to such claim.

3.	The Purchaser will inform the Seller by written notice and without undue delay of any forthcoming tax audit regarding any of the Companies for any period or portion thereof ending on or before the Effective Date. The Purchaser shall grant to the Seller and its advisors the right to participate in all meetings with the tax auditors. Furthermore, the Purchaser shall grant the Seller and its advisors access to all records and other supporting material relevant in this context. The Purchaser shall not enter into any agreements with the tax authorities without the prior written consent of the Seller if such agreement would result in a claim of the Purchaser against the Seller for indemnification pursuant to Sec. 6 above. This shall apply accordingly in case a tax assessment relating to any of the Companies and to any period or portion thereof ending on or before Effective Date is contested by the Seller.

4.	In the event that the Purchaser fails to comply with its obligations under paras. 1 to 3 above, any claims by the Purchaser against the Seller for indemnification based on the respective Indemnified Claim shall be reduced in accordance with the principle of Sec. 254 German Civil Code (Bürgerliches Gesetzbuch, BGB). In the event of a substantial failure, such claims shall be excluded.

5.	In case any circumstances arise which could finally result in a tax refund or credit according to Sec. 6 para. 2, the Purchaser shall without undue delay give written notice thereof to the Seller. The procedure as described in para. 1 above shall apply accordingly.

Sec. 9

Non-Compete Covenant

For a period of three years starting from the Effective Date, the Seller shall

a)	not directly or indirectly compete with the Companies in their business fields as presently conducted in Europe and shall in particular not acquire a participation in a company or other entity competing with the Companies as currently conducted except solely for investment purposes, and

b)	not entice away any employees of the Companies.

Sec. 10

Use of the Trade Mark “ESK”

ESK-SIC GmbH, Frechen-Grefrath, Germany, according to a Trademark License Agreement, attached as Exhibit 10, is entitled to use the Trademark “ESK” (word mark) and “ESK” (figurative mark) until November 6, 2006.

Sec. 11

Conduct of Business after Notarization

During the period of time from notarization of this Agreement until the Date of Registration, the Seller must ensure that the Companies do not conclude any business transactions outside of the ordinary course of business or of fundamental implications without the prior written consent of the Purchaser. The consent of the Purchaser is in particular required for:

1.	the acquisition, sale or encumbrance of real properties and similar rights, essential fixed assets and industrial property rights necessary for the business operations; and

2.	investments (also by way of assumption of leasing obligations) with a total financial volume of more than EUR 100,000;

3.	the taking out of bank- and other loans (excluded are customary liabilities to suppliers) as well as the furnishing and/or assumption of sureties, guarantees or obligations with regard to bills of exchange outside of the usual business;

4.	the conclusion, change or termination of contracts with employees with a total annual remuneration of more than EUR 50,000 and the granting of pension commitments to employees;

5.	the conclusion of any other contract (e.g. consultancy agreements) by which expenses or obligations of more than EUR 50,000 per annum accrue to the Company;

6.	the amendment of the partnership agreement for ESK or the amendment of the articles of association for ESK France; and

7.	the distribution of any profits to the partners of ESK.

The Parties must provide each other with all information, and participate in any transactions and legal acts, required to implement this Agreement. In particular, on the Date of Registration the Seller must hand over to the Purchaser - or upon its request to the Companies - all business papers and records belonging to the Companies business enterprise that are in their possession.

Sec. 12

Power Supply, Transition of the Sales Organization, Collective Bargaining

Agreements, Transfer of Domains, Insurance

1.	The Parties are aware that at present, ESK is supplied with electric power by the Seller at the advantageous rates as charged by the Seller to its affiliated companies. In order to compensate ESK for future additional costs for the supply at market rates, the following shall apply:

1.1	For an initial period from the Date of Registration until September 30, 2005, the Seller shall pay to ESK an amount of EUR 649,500, due for payment on February 28, 2005.

1.2	For a further period from October 1, 2005 until September 30, 2010 (hereinafter referred to as “Further Compensation Period”, each twelve months period starting on October 1 of the respective year of the Further Compensation Period and ending on September 30 of the respective following year of the Further Compensation Period hereinafter referred to as “Twelve Month Period”), the Seller shall reimburse ESK for 10 % of ESK’s total electricity costs for each Twelve Month Period (the amount of the discount for a Twelve Month Period hereinafter referred to as “Electricity Discount”). However, the Electricity Discount shall be limited to the maximum consumption levels as indicated in the below table for the respective Twelve Month Period, multiplied by the weighted average rate paid by ESK to its power supplier during such Twelve Month Period.

Time Period	Maximum Consumption Level
Oct 1, 2005 – Sept 30, 2006	59,400 MWh
Oct 1, 2006 – Sept 30, 2007	60,900 MWh
Oct 1, 2007 – Sept 30, 2008	62,500 MWh
Oct 1, 2008 – Sept 30, 2009	64,100 MWh
Oct 1, 2009 – Sept 30, 2010	65,800 MWh

In any case, the Electricity Discount shall not fall short of EUR 315,000.

The Electricity Discount shall be due for payment fifteen banking days (Munich) following the submission of an account on the total electricity costs incurred during the Twelve Month Period together with documents enabling the Seller to verify the account. In case the Seller objects to the account, Sec. 1 para. 3 sentence 8 et seq. (Arbitration) shall apply mutatis mutandis.

Alternatively, the Seller may choose at its discretion to supply ESK with electric power, provided that the total consideration payable to the Seller shall fall short of the total consideration that ESK would have to pay applying the Market Rate by the amount of the Electricity Discount. Should the Seller choose to supply ESK with electric power, the Market Rate is to be determined at the beginning of each Twelve Month Period with effect as of the entire Twelve Month Period as the average of the two most favorable rates offered to ESK by at least three different power suppliers.

1.3	No compensation shall be owed for periods beginning after September 30, 2010.

2.	The Seller and the Purchaser shall use their best efforts to transfer the sales organization of ESK and the Seller (to the extent relating to the business of ESK) to ESK or the Purchaser (at the discretion of the Purchaser):

2.1	The employment agreements with the respective employees of the sales organization in the United States shall be transferred to ESK or the Purchaser; to the extent employees object to the transfer or in case the transfer fails for any reasons, neither the Purchaser nor ESK shall be liable; in case of a transfer of an employment agreement to ESK or the Purchaser, the Seller shall indemnify ESK or the Purchaser against any claims of the respective employees relating to periods prior to the Date of Registration;

2.2	With regard to the remaining territories, the Seller shall be obliged to maintain the representation of the Companies by its sales organization at the terms and conditions as presently agreed upon between the Seller and the Companies with the proviso that the Seller and the Purchaser shall negotiate in good faith the transfer of the sales organization within 18 months following the Date of Registration. To the extent persons within the sales organization of the Seller are employed exclusively with regard to the sale of products of the Companies, para. 2.1.1 above shall apply mutatis mutandis. To the extent such persons within the sales organization of the Seller are regularly, but not exclusively employed with regard to the sale of products of the Companies, para. 2.1.1 above, the same shall apply on a pro rata basis.

3.

Upon effectiveness of the transfer of the Sale Interest, the collective bargaining agreements concluded between the Seller and the Seller’s group works council (Konzernbetriebsrat), a list of which is attached hereto as Exhibit 12.3 (hereinafter the “Seller’s Collective Bargaining Agreements”), shall cease to have effect in respect of the Companies and their employees. The Purchaser commits itself to ensure that the Companies conclude collective bargaining agreements with the competent works councils (Betriebsräte) that have substantially the same contents as the Seller’s Collective Bargaining Agreements or, to the extent not transferable, provide for equivalent benefits for the employees of the Companies.

4.	The Seller agrees to transfer its rights in all Uniform Resource Locators (Domains) relating to the business of the Companies, in particular

•	www.eskceramics.com,

•	www.esk-ceramics.com,

•	www.eskceramics.de,

•	www.esk-ceramics.de,

•	www.esk.de,

•	www.esk.com

(hereinafter referred to as “ESK Domains”) to ESK and transfers these rights herewith. ESK, represented by ESK GmbH, hereby accepts the transfer.

The Seller as owner of the ESK Domains transfers furthermore all rights towards the concerned registries (DENIC, ICANN, etc.) in connection with the ESK Domains. The Seller agrees to issue all statements and to undertake all actions which are necessary for the registration of ESK as owner of the ESK Domains at the responsible registries.

The Seller undertakes to ensure that neither the Seller nor any third party uses the following Domains for the period of the Non-Compete Covenant as provided for in Sec. 9:

•	www.wackerceramics.com,

•	www.wacker-ceramics.com,

•	www.wackerceramics.de,

•	www.wacker-ceramics.de

(hereinafter referred to as “Wacker Domains”). The Seller shall ensure that until June 30, 2006, any visitors of the Wacker Domains are automatically referred to a domain at the Purchaser’s choice.

5.	Presently, the Companies are insured on the basis of the collective insurance policies of the Seller. Irrespective of Sec. 4 para. 6.2 above, the Purchaser and the Seller agree as follows:

5.1	With regard to the insurance policies regarding property (including fire) and business interruption (hereinafter collectively referred to as

“Property Insurance”) as well as with regard to insurance policies regarding general liability and product liability (excluding the D&O insurance, hereinafter collectively referred to as “Liability Insurance”), the Seller ensures that as of the Date of Registration ESK is provided with respective insurance coverage, under terms and conditions equivalent to the terms and conditions of the present collective policies of the Seller and the insurance coverage to be provided by an insurance company which, at the time of the conclusion of the respective insurance contract, has a rating not below “B++” or “Triple B” as provided by AM Best Company, Inc, Oldwick, New Jersey, USA, or comparable rating companies provided that ESK appoints Wacker-Chemie Versicherungsvermittlung GmbH (hereinafter referred to as “Broker”) as insurance broker without undue delay following the notarization of this Agreement. The Broker shall consult the Purchaser prior to the conclusion of any new insurance agreements for the benefit of ESK and provide services to ESK which are usually provided by industrial insurance brokers dealing with insurance policies of this size.

5.2	As long as such insurance coverage is arranged for by the Broker, the Seller shall indemnify ESK or the Purchaser, at the Purchaser’s discretion, against any costs for insurance premiums exceeding the amount of EUR 733,000 per annum (including fees for the Broker and insurance tax) for a period of five years following the Date of Registration, being understood that

•	with regard to the Property Insurance, the deductible shall amount to EUR 100,000, and

•	with regard to the Liability Insurance, the sum insured shall amount to EUR 25,000,000 (with a deductible of EUR 25,000).

5.3	ESK and the Purchaser are free to terminate the brokerage agreement with the Broker at any time without any costs and to terminate the insurance contracts arranged for by the Broker subject to the terms and conditions of such insurance contracts, however, in this event, the indemnification obligation of the Seller shall cease to apply.

5.4	The indemnification obligation of the Seller shall be reduced by any amounts by which the insurance premiums to be paid by ESK are increased following the occurrence of an accident or any event insured.

Sec. 13

Collateral Promise

The Guarantor hereby assumes vis-à-vis the Sellers the joint liability in the sense of a collateral promise (Schuldbeitritt) for all financial obligations of the Purchaser under or in connection with this Agreement.

Sec. 14

Assignment, Set-off

1.	With exception to the benefit of the banks or financial institutions financing the funds for the Purchaser and the Guarantor to fulfill their payment obligations under this Agreement, neither of the parties may assign any rights or obligations under this Agreement to any third party without the consent of the respective other party.

2.	Except as provided for in the Agreement, the parties to this Agreement shall not be entitled to offset any claim they may have against each other whether under this Agreement or otherwise against any payment claim of any of the party under this Agreement unless the claim to be set-off, has become final (rechtskräftig) or is undisputed. The same shall apply to the exercise of withholding rights (Zurückbehaltungsrechte) of any of the parties under this Agreement.

Sec. 15

Rescission

Before the Date of Registration, the Purchaser shall be entitled to rescind this Agreement (Rücktritt) by giving written notice to the Seller within 10 banking days (Munich),

(i)	in the event that either Dr. Peter Hartl or any two of the following six employees of the Companies are no longer employed by the Companies, or if Dr. Peter Hartl or any two of the following six employees have given any notice or indication that they will not continue to be willing to be employed by the Companies following the Date of Registration: (1) Thomas Walz, (2) Barbara Schaaf-Lukasser, (3) Clemens Kippes, (4) Ulrich Bencker, (5) Dr. Christoph Lesniak and (6) Jeff Janssen,

(ii)	if a Material Adverse Effect occurs after the notarization of this Agreement,

(iii)	if the Seller fails to submit the Interim Statements and the financial statements as laid down in Exhibit 2.3 in unqualified reviewed or audited form (as indicated for the individual financial statements in Exhibit 2.3) to the Purchaser until August 31, 2004; and

(iv)	if the Date of Registration does not occur until September 30, 2004.

If the Purchaser rescinds the Agreement, the Adjusted Purchase Price deposited on the Escrow Account must be transferred to the Purchaser’s Account, together with any interest accrued thereon. In the event of rescission according to (i), (ii), or (iv) above, neither the Seller nor the Purchaser shall be liable for any damages.

However, if the rescission is based on (iii) above, the Seller shall pay to the Purchaser an amount of EUR 4,454,000 (in words: four million four hundred fifty four thousand Euro). In such event, should the Seller, within two years following the date hereof, sell the Sale Interest, a substantial part of the Sale Interest or substantially all of the assets of the Companies to a third party (excluding affiliated companies of the Seller in terms of Sec. 15 German Stock Corporation Act), the Purchaser shall be entitled to the following portion of the part of the purchase price as agreed upon with such third party exceeding EUR 111,350,000:

Date of Conclusion of the Sale and Purchase Agreement	Percentage of the Excess Purchase Price
July 1, 2004 – December 31, 2004	100%
January 1, 2005 – June 30, 2005	75%
July 1, 2005 – June 30, 2006	50%

For the avoidance of doubt, the Purchaser shall not be entitled to any additional damages whatsoever.

Sec. 16

Notices

All notices, statements and other communications to be given with respect to this Agreement shall be in the English language and sent by registered mail or by facsimile transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties from time to time:

1.	If to the Seller:

Wacker-Chemie GmbH

Attn. Mr. Folkhart Olschowy

Hanns-Seidel-Platz 4

D-81737 München

Facsimile No. +49 89 6279 2939

with a copy to:

Haarmann, Hemmelrath & Partner

Attn. Dr. Heinrich Rodewig

Maximilianstraße 35

D-80539 München

Facsimile No. +49 89 21636 133

2.	If to the Purchaser and/ or to the Guarantor:

Ceradyne, Inc.

Attn. Mr. Jerrold J. Pellizzon

3169 Redhill Avenue

Costa Mesa, California 92626

USA

Facsimilie No. +1-714-5560367

with a copy to:

Hogan & Hartson Raue L.L.P.

Attn. Dr. Johannes Schulte

Schackstrasse 1

D-80539 München

Facsimilie No. +49-89-2050888-10

Sec. 17

Communication

Immediately after notarization of this Agreement, the parties shall publish a joint statement to the employees of the Companies and the initial press release in accordance with Exhibit 17.

Until the Date of Registration any other press release or public statements of the parties shall be communicated to the respective other party 24 hours prior to its release.

Sec. 18

Entire Agreement, Section Titles, Written Form

1.	This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings both written and oral among the parties except for the Confidentiality Agreement between the parties dated February 14, 2004. The Exhibits to this Agreement form an essential part of same.

2.	The section and paragraph titles used in this Agreement are meant solely for convenience and are of no significance for its contents and interpretation.

3.	Any changes to this Agreement including, but not limited to, this clause shall only be valid if made in writing or, if necessary, in a stricter form.

Sec. 19

Severability

Should any of the provisions of this Agreement be or become fully or partly invalid or unenforceable, the remainder of the Agreement shall be valid and enforceable. The invalid or unenforceable provision shall be replaced by a provision which shall come as close as possible to the economic purpose of the invalid provision. This shall apply mutatis mutandis to any omissions in this Agreement. Any gaps in this Agreement shall be filled by a provision which the parties as prudent businessmen would in good faith have agreed to, had they considered the matter not covered by this Agreement.

Sec. 20

Governing Law, Jurisdiction

1.	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany excluding its conflict of law principles.

2.	The courts at Munich shall have exclusive jurisdiction for all disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination.

Sec. 21

Expenses

1.	Except as specifically provided otherwise in this Agreement, each party shall bear its own expenses and fees (including attorneys’, accountants’, consultants’ and advisors’ fees) in connection with this Agreement or any of the transactions contemplated herein.

2.	Fees and costs triggered by the implementation of this Agreement, including but not limited to any notarial fees, any transfer or sales tax (including value added tax and stamp duties), any registration or publication fees as well as any fees and costs in connection with any merger control filing shall be borne by the Purchaser.

IN WITNESS THEREOF this public deed has been read aloud in its entirety in the presence of the persons appeared and in my presence. After reading this public deed has been found to be correct and approved by the persons appeared. After that the persons appeared have signed the public deed in my presence, whereupon I, the notary public, have also signed this public deed and affixed my official seal.

BASEL, this 30th (thirtieth) day of June 2004 (two thousand and four)

Wacker-Chemie GmbH:

Ceradyne ESK, LLC:

Ceradyne, Inc.:

ESK Ceramics Geschäftsführungs GmbH:

The notary:

Allg. Prot. 2004 / Nr. 79

List of Omitted Schedules and Similar Attachments

to

Sale and Purchase Agreement dated June 30, 2004*

Exhibit No.

1.3	Method for calculating Combined Equity Capital (German GAAP)

2.3	List of SEC Financial Statements to be provided

2.4	Escrow Agreement

2.5	MWH Discussion Paper

4.1.4 (1)-(3)	Extracts from the commercial register

4.1.5 (1)-(3)	Articles of Association

4.1.6	Agreements granting Profit Participations

4.1.7	List of Memberships

4.2.1	List of German and French GAAP Financial Statements

4.2.2	List of Guarantees

4.2.3	List of Encumbrances

4.3.1	List of Industrial Property Rights

4.3.2	List of Licenses and License Agreements for Computer Software

4.4.1	List of developed and undeveloped Properties (including Buildings)

4.4.2	Charges on Property and Encumbrances on Company Properties

4.6.1	List of all insurance Contracts except Motor Vehicles

4.7	Loan Agreements of the Companies

4.8.1	List of all Employees and Freelance Members

4.8.1	Names of the Employees which have the Option to stay with the Seller of Affiliated Companies of the Seller

4.8.1	List of all approved Jobs and possible Staffing

4.8.1a	Employees engaged under an indefinite Term Contract

4.8.1a	Employees engaged under a definite Term Contract

4.8.1b	Employees which are protected Employees under French Law, of Benefits from any special Notice Periods

4.8.2	List of all Employees Relationship regarding which Notices of Termination have been given

4.8.3	Employees Subject to potential Claims pursuant to the German “Scheinselbstandigengesetz”

Exhibit No.

4.8.4	List of Pension or related Agreements on other Social Security Benefits or Agreements and Compensation Payments

4.8.6	List of Collective Bargaining Agreements for ESK France

4.8.7	Social Plan implemented by ESK France in 2003

4.9	Legal or other Proceedings

4.10.1	Essential Contracts

4.10.1a	List of Traders, Commercial Agents and Distribution Agreements. Supply and Delivery Contracts, Service Contracts, Consulting Contracts

4.10.1a	List of Rental Lease and Leasing Agreements with the Exception of usual Contracts for Motor Vehicles and Office Equipment

4.10.1a	List of Loan Agreements

4.10.1a	List of Agreements concerning the Purchase or Sale of Fixed Assets or Construction Contracts

4.10.1a	List of Agreements under Public Law

4.10.1a	List of Joint Venture Agreements, Cooperation with Third Parties

4.10.1a	Agreements that would limit the commercial freedom or ability to compete

4.10.1a	List of R&D Agreements, Confidentiality Agreements

4.10.1a	List of other contracts

4.10.1b	List of 20 largest suppliers

4.10.1b	List of 20 largest customers

4.10.2	List of essential contracts which have been violated, noticed, terminated

4.10.3	List of related party agreements

4.12.1	List of bank accounts

4.12.2	List of powers of attorney

10	Trademark License Agreement ESK-SIC

12.3	List of Seller’s Collective Bargaining Agreements

17	Initial Press Release

*	The Registrant agrees to furnish supplementally a copy of any omitted schedule (or similar attachment) to the Securities and Exchange Commission upon request.

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